EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/company/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CHAUTAUQUA SELECTED AS A CONTINENTAL EXPRESS CARRIER

HOUSTON, April 18, 2006 - Continental Airlines (NYSE: CAL) today announced it has selected Chautauqua Airlines to operate up to 69 regional jets that will be withdrawn from its capacity purchase agreement with ExpressJet Airlines, Inc. and its parent, ExpressJet Holdings, Inc. (NYSE: XJT), should ExpressJet choose to return those aircraft to Continental.

ExpressJet is required to notify Continental by Sept. 28, 2006 whether it will return any or all of the aircraft to Continental, or continue to sublease the aircraft at increased lease rates from Continental and fly them outside of Continental's hubs under a brand other than Continental Express, as permitted by the capacity purchase agreement.

Chautauqua, a subsidiary of Republic Airways Holdings Inc. (NASDAQ: RJET), will operate any aircraft returned by ExpressJet as a second Continental Express carrier at each of Continental's domestic hubs - Newark Liberty, Houston and Cleveland. Continental Airlines will continue to schedule and market all its regional jet service as it does today.

"We are proud to announce our selection of Chautauqua Airlines," said Mark Erwin, Continental's senior vice president-corporate development. "Chautauqua is a very high quality operator, and we look forward to working with them."

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"We are very pleased to be joining the Continental team," said Bryan Bedford, chairman, president and CEO of Republic Airways Holdings, parent company of Chautauqua Airlines. "Chautauqua Airlines has a long tradition of quality service and we look forward to delivering our award winning service to Continental customers."

About Continental

Continental Airlines is the world's sixth-largest airline. Continental, together with Continental Express and Continental Connection, has more than 3,100 daily departures throughout the Americas, Europe and Asia, serving 151 domestic and 133 international destinations -- more than any other carrier in the world. More than 400 additional points are served via SkyTeam alliance airlines. With over 42,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with Continental Express, carries approximately 61 million passengers per year. Continental consistently earns awards and critical acclaim for both its operation and its corporate culture.

For the third consecutive year, FORTUNE magazine named Continental the No. 1 Most Admired Global Airline on its 2006 list of Most Admired Global Companies. Continental was also named the No. 1 airline on the publication's 2006 America's Most Admired airline industry list. In 2005, Continental again won major awards at the OAG Airline of the Year Awards including "Airline of the Year" and "Best Airline Based in North America" for the second consecutive year, and "Best Executive/Business Class" for the third consecutive year. For more company information, visit continental.com.

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About Republic and Chautauqua

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that operates Chautauqua Airlines, Republic Airlines and Shuttle America. The company offers scheduled passenger service on approximately 800 flights daily to 78 cities in 33 states, Canada and the Bahamas through airline services agreements with four major U.S. airlines. All of its scheduled flights are operated under its major airline partner brand. The airline currently employs approximately 3,100 aviation professionals and operates 154 Embraer regional jet aircraft.

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